Exhibit 3.1 - Articles of Incorporation as filed in the Office of the Secretary of State of the State of Nevada on October 18, 1996, as amended by Certificate of Amendment to Articles of Incorporation filed in the Office of the Secretary of the State of Nevada on April 10, 2000.


                            ARTICLES OF INCORPORATION

                                       of

                             Hiking Adventures, Inc.



Know all men by these present;

That the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the provisions of Nevada Revised Statutes 78.010. to Nevada Revised Statutes 78.090 inclusive, as amended, and certify that:

1.       The name of this Corporation is:

                             Hiking Adventures, Inc.

2. Offices for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Stockholders may be held, may be established and maintained in any part of the State of Nevada, or in any other state, territory, or possession of the United States.

3.       The nature of the business is to engage in any lawful activity.

4. The Capital Stock shall consist of 50,000,000 shares of common stock, $0.001 par value.

5. The members of the governing board of the Corporation shall be styled directors, of which there shall be no less than 1 nor more than 9. The Directors of this Corporation need not be stockholders. The first Board of Directors is: Gary C. Vesperman whose address is 3123 Trueno Road, Henderson, NV 89014.

6.       This Corporation shall have perpetual existence.

7. The name and address of each of the incorporators signing these Articles of Incorporation are as follows: Gary C. Vesperman whose address is 3123 Trueno Road, Henderson, NV 89014.

8. This Corporation shall have a president, a secretary, a treasurer, and a resident agent, to be chosen by the Board of Directors, any person may hold two or more offices.

9. The resident agent of this Corporation shall be Gary C. Vesperman, 3123 Trueno Road, Las Vegas, NV 89014.

10. The Capital Stock of the Corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual liable for the debts and liabilities of the Corporation, and the Articles of Incorporation shall never be amended as the aforesaid provisions.

11. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

I, the undersigned, being the incorporator herein above named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts within stated are true, and accordingly have hereunto set my hand this 18th day of October, 1996.

                                        /s/ Gary C. Verperman
                                            ------------------------
                                            Gary C. Vesperman
                                            3123 Trueno Road
                                            Las Vegas, NV 89014

State of NEVADA   )
                  ) ss
County of CLARK   )

On October 18, 1996, personally appeared before me, a notary public, personally known to be the person whose name is subscribed to the above instrument who acknowledged that he/she executed the instrument.

                            /s/ Cathy Souers
                                -------------------------
                                Signature

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Permit in Duplicate -


1.       Name of corporation:            HIKING ADVENTURES, INC.
                             ---------------------------------------------------
2. The articles have been amended as follows (provide article numbers, if available):

                 1.             The Name of the corporation is:
         -----------------------------------------------------------------------

                           IQROM Communications, Inc.
         -----------------------------------------------------------------------
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 52%.

4.       Signatures (Required):


         /s/ Eric Boehnke                           /s/ John Meyer
         -----------------------------              ----------------------------
         President or Vice President        and     Secretary or Asst. Secretary

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:   Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

10.5 Patent License Agreement dated April 7, 2000, between DiskXpress US, Inc. and DXP US, Inc.



                            PATENT LICENSE AGREEMENT



THIS AGREEMENT is made as of this 7th day of April, 2000 BY AND BETWEEN:


(1) DISKXPRESS US, INC., a Delaware corporation whose address is c/o Westgate Management Co., 321 West State Street, Trenton, New Jersey 08618 (the "Licensor"); and


(2) DXP US, INC., a Delaware corporation whose address is c/o Fox, Rothschild, O'Brien & Frankel, LLP, 2000 Market Street, 10th Floor, Philadelphia, Pennsylvania 19103 (the "Licensee").


RECITALS:


(A)      The Licensor is the legal and beneficial owner of the Patent.


(B) The Licensee wishes to receive, and the Licensor is willing to grant, a License on the terms and conditions hereinafter set forth to work under the Patents in order to use, sell and import in the Products.


NOW IT IS HEREBY AGREED as follows:


1.       DEFINITIONS


1.1 In this Agreement and in the recitals, the following terms shall have the following meanings unless the context otherwise requires:


         "Business Day" means any day other than a Saturday or a Sunday or a bank or public holiday in the United States;


         "CD Cards" means the compact disc business cards being a storage product manufactured using CD Rom technology whose physical size is similar to a business card;


         "Commencement Date" means the date of the Assignment of the Patent between POV and the Licensor;


         "Improvements" means the Licensee Improvements and the Licensor Improvements;


         "IQRom Products" means the CD Cards or compact discs or any other media incorporating the software known as SoftCD or any software having similar functionality;

         "Licensee Improvements" means any improvements, enhancements, alterations or modifications to the Products devised, discovered or acquired by the Licensee save for and excepting any improvements, enhancements, alterations or modifications in or to or relating to the IQRom Products;


         "Licensor Improvements" means any improvements, enhancements, , alterations or modifications to the Products or to the IQRom Products devised, discovered or acquired by the Licensor;


         "Minimum Royalties" means the sum of 100,000 U.S Dollars or such reduced sum in accordance with Clause 5.4;


         "Patent" means United States Patent Registration No. 5,982,736, entitled "Trading Card Optical Compact Disc and Methods of Using and Forming Same", filed on May 15, 1997 by, and issued on November 9, 1999 to, Gerald A. Pierson, the US Patent Application No. 09/292, 285 entitled "Method of Using Optical Compact Disc" and the US Patent Application No. 09/464,059 entitled "Trading Card Optical Compact Disc and Methods of Using and Forming the Same together with all revisions, extensions of such granted patent or patent applications and all continuations, continuations-in-part or divisional applications based thereon, and any letters patents that may issue therefrom, including any reissues or renewals thereof and all records, notebooks, concepts, designs, reductions to practice, know how, trade secrets, copyrights and all intellectual property relating thereto and to the foregoing;


         "Patents" means the Patent together with all continuances in part of the Patent and all patents or patent applications claiming a common priority to the Patent or based thereon and all future inventions and any other intellectual property rights of whatever nature in or relating the Products which Diskxpress may now or at any time in the future have rights to or be entitled;


         "Products" means the CD Cards and any other articles or products falling within the scope of any of the claims of the Patents;


         "Royalties" means the royalties payable in accordance with Section
         3.2 below;


         "Supply" means to sell, lend, let out on hire, lease or any disposal;


         "Territory" means the United States of America, its territories and possessions; and


         "Year of this Agreement" means the period of 12 months from the Commencement Date and each subsequent consecutive period of 12 months falling wholly within the life of this Agreement.

1.2 Save where set out in this Agreement the singular includes the plural and vice versa.

1.3 Unless the context otherwise indicates, references to clauses, sub-clauses, recitals and to schedules are to clauses and sub-clauses of and recitals and schedules to this Agreement.

1.4 References in this Agreement to any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

2.       GRANT OF RIGHTS

2.1 The Licensor hereby grants to the Licensee a non-transferable, exclusive right and license under the Patents to use, market, distribute, sell and import the Products anywhere in the Territory. For the avoidance of any doubt nothing in this Agreement shall confer any manufacturing rights on the Licensee.

2.2 The Licensor hereby agrees that, during the term of this Agreement, it shall not itself exploit or exercise in the Territory any of the rights granted to the Licensee hereunder or purport to grant or authorise others the right to do so.

2.3 The Licensee shall be entitled to grant sub-licenses to third parties. Any such sub-license shall include the like obligations and undertakings, on the part of the sub-licensee as are contained in this Agreement and are subject to the prior written consent of the Licensor such consent not to be unreasonably withheld or delayed and the Licensee shall promptly notify the Licensor of any sub-licenses granted pursuant to this Section. Any deviation from the like obligations and undertakings as are contained in this Agreement in a sub-license to a third party shall also require the prior written approval of the Licensor such approval not to be unreasonably withheld or delayed.

3.       CONSIDERATION

3.1 The consideration for the license of the Patents shall be the payment by the Licensee to the Licensor of the Royalties payable as set forth in Sections 3.2 below.

3.2 The Licensee shall pay to the Licensor royalties ("Royalties") in respect of each Product used or Supplied in the Territory under this Agreement by the Licensee and its sub-licensee's at the following rates of:

         (a) U.S $0.17 per Product for the first 1,250,000 Products so used or Supplied;

         (b) U.S $0.16 per Product for the next 5,000,000 Products so used or Supplied; and

         (c) U.S $0.15 per Product for each Product so used or Supplied thereafter.

3.3 Royalties shall become payable by the Licensee under this Agreement in respect of each Product that is:

         (a) Sold - when invoiced or paid for or installed or delivered to a customer, whichever first occurs;

         (b) Lent, leased, let on hire or sold on a lease-purchase basis - when installed or delivered to the borrower, lessor, lessee or hirer, whichever first occurs;

         (c) Disposed of to any person other than in (a) or (b) above - when installed or delivered to such person, whichever first occurs; or

         (d) Put into use - when installed or first operated, whichever first occurs.

         by the Licensee or any sub-licensee PROVIDED, HOWEVER, that, with respect to any Products Supplied or put into use as provided above, only a single royalty shall be payable in respect of such use or Supply and only a single royalty shall be payable for any Products Supplied or put into use by the Licensee and by its sub-licensee.

3.4 Royalties payable under this Agreement shall be paid in U.S. Dollars within 30 days of the end of each successive quarterly period of three months commencing on April 1st, July 1st, August 1st, October 1st, January 1st of each year (or portion thereof in the event of any prior termination for any reason), commencing with the quarter ending on June 30, 2000. At the same time as payment of any such royalties falls due, the Licensee shall submit or cause to be submitted to the Licensor a statement in writing setting forth the calculation of the Royalties payable under this Agreement, which statement shall include in particular:

         (a) The number of Products which have been Supplied or put into use during the previous quarter;

         (b) The amount of Royalties due and payable and the amount of any tax deductible or due to be deducted.

         The Licensee shall furnish such a statement to the Licensor whether or not any Products have been sold, supplied or put into use during the preceding quarter.

3.5 The Licensee shall deliver to the Licensor, not later than 45 days after the last day of each Year of this Agreement (or portion thereof in the event of any prior termination for any reason), a statement signed by a duly authorized officer of the Licensee with respect to the entire preceding year, setting forth the same information with respect to such year as is required to be submitted by the Licensee in accordance with Section 3.4 above.

3.6 If the payment of Royalties calculated in accordance with this Clause in respect of any Year of this Agreement is less than the Minimum Royalties then the Licensee shall make up such further payment as shall make the payment so calculated up to the Minimum Royalties within 30 days of the end of the Year of this Agreement.

3.7 Any payments hereunder which remain unpaid by Licensee to Licensor for more than 30 days following their respective due dates shall bear interest from the expiry of such 30 day period until the actual date of payment (calculated on a daily basis) at the rate of one and one-half percent (1 1/2%) per month, or the highest rate permitted by law, if lower.

3.8 The Licensee shall keep proper records and books of account showing the description and number of the Products Supplied or put into use. Such records and books shall be kept separate from any records and books not relating solely to the Products and be open during business hours on Business Days during the term of this Agreement and for three years thereafter to inspection and audit by the Licensor or its duly authorized agents or representatives who shall be entitled to take copies of or extracts from the same. All such records and books shall be kept available by the Licensee for three years after the termination or expiration of this Agreement. In the event any such inspection or audit should reveal a discrepancy in the Royalties paid from those properly payable under this Agreement, the Licensee shall immediately make up the shortfall and, in the event that such discrepancy exceeds five (5%) percent of the Royalties payable under this Agreement, the Licensee shall reimburse the Licensor in respect of any reasonable professional charges incurred for such audit and inspection. Any information about the business of the Licensee which may be obtained by the Licensor or its duly authorized agents or representatives as a result of any such inspection or audit and which does not relate to the Products shall be kept confidential and this obligation of confidentiality shall survive any termination or expiration of this Agreement.

3.9 All sums due payable under this Agreement are exclusive of all state, local, foreign and other taxes, duties and other charges applicable to the license or use of the rights granted hereunder (other than taxes on Licensor's income).

3.10 The subsistence of this Section 3 shall remain in effect notwithstanding any termination or expiration of this Agreement until the settlement of all subsisting claims by the Licensor.

4.       PERFORMANCE

4.1      During the term of this Agreement, the Licensee shall:

         (a) Use its reasonable efforts to promote, advertise, market, sell and distribute the Products in the Territory during the term of this Agreement and exploit the rights herein granted by creating and developing a market for the Products and striving to obtain as broad a distribution of Products in the Territory as is reasonably possible;

         (b) Legibly mark all Products or attach or affix a label to all Products Supplied by or on behalf of the Licensee under this Agreement with appropriate notations in accordance with the laws, rules and regulations of the United States relating to the marking of patented articles;

         (c) Not act as agent of the Licensor and specifically not give any indication that it is acting otherwise than as principal;

         (d) In marketing, advertising, distributing and/or selling the Products, not make any representation or give any warranty on behalf of the Licensor.

5.       MAINTENANCE OF PATENTS

5.1 The Licensor shall use its reasonable efforts to maintain the Patents in force for its full term and shall pay all maintenance fees. The Licensor shall be responsible for all maintenance and prosecution efforts and costs associated with the Patents.

5.2 In the event of any infringement by a third party of the Patents in the Territory, the Licensee may take all legitimate steps to halt such infringements. Subject to receiving advice from experienced Patent Counsel that infringement proceedings, including any interlocutory proceedings where relevant, stand a reasonable chance of success, the Licensee may request the Licensor to lend its name to such proceedings and provide reasonable assistance in connection therewith, subject to the Licensee providing the Licensor with an appropriate indemnity in respect of any costs, damages and expenses that it might incur, including any award of costs against it; provided, however, that if any damages are recovered then the Licensee be repaid from such damages any costs, expenses or other sums paid to the Licensor under the indemnity given by the Licensee and after the repayment of such sums, the balance of the damages shall be divided and paid ninety percent (90%) to the Licensee and ten percent (10%) to the Licensor.

5.3 In the event that the Licensee is sued for infringement of any patent or patents of any third party by reason of the use or sale of the Products or the exercise of the rights granted under this Agreement, the Licensor shall assist the Licensee in the defense of such action, free of charge and shall provide reasonable assistance in connection therewith, and the Licensee shall be solely entitled to all sums that may be recovered from such third party.

5.4 If any injunction or restraining order is obtained against the use of the Patents in the Territory, then there shall be no obligation to pay the Minimum Royalties in accordance with Clause 3.6 for any Year of this Agreement in which such injunction or restraining order is in force or to Comply with Clause 4.1 (a) but all Royalties shall continue to be due and owing in accordance with Clause 3. Upon such injunction or restraining order being lifted then the obligation to pay the Minimum Royalties shall resume commencing with the Year of this Agreement in which the injunction or restraining order is lifted and the amount of the Minimum Royalties for the Year of the Agreement in which the injunction or restraining order is lifted shall be reduced pro-rota in accordance with the length of time during that Year of this Agreement in which the injunction or restraining order was in force.

6.       WARRANTIES; LIMITATION OF LIABILITY

6.1.     The Licensor hereby warrants to the Licensee that:

         (a) As of the date hereof, the Patent is in full force and effect and the Licensor is the owner of the Patent;

         (b) The Patent is fully vested in and beneficially owned by the Licensor;

         (c) Except as set forth on Schedule A to this Agreement, to the best of the Licensor's knowledge, no person has:

                  (i) claimed or indicated that they or any person other than the Licensor are the lawful owner of the Patent or that they or any person other than the Licensor has any legal or beneficial interest in the Patent; or

                  (ii) claimed or indicated that the Patent is not fully vested in the Licensor; or

                  (iii) claimed or indicated that the Patent is invalid or likely to be revoked; or

                  (iv)     opposed or attacked the Patent;

                  and, to the best of the Licensor's knowledge, no third party has any basis in law so to do;

         (d) To the best of the Licensor's knowledge and belief, the Patent is valid and enforceable;

         (e) To the best of the Licensor's knowledge, nothing has been done or omitted to be done by the Licensor or, to the best of its knowledge, by any person which would invalidate the Patent or enable it to be revoked;

         (f) No right or license has been granted to any person to use in any manner or do anything which (but for such right or license) would or might otherwise infringe the Patent;

6.2 EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE LICENSOR DOES NOT GIVE ANY WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENTS OR ANY OTHER GOODS OR SERVICES THAT MAY BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER SUFFERED OR INCURRED AS A CONSEQUENCE OF THE USE OF THE PATENTS OR ANY OTHER GOODS OR SERVICES THAT MAYBE PROVIDED UNDER THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH DAMAGES IS BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, OR SOME OTHER LEGAL THEORY.

6.4 IN ANY EVENT, UNDER NO CIRCUMSTANCES SHALL THE LICENSOR BE LIABLE TO THE LICENSEE FOR ANY LOSS, COST, EXPENSE OR DAMAGE TO LICENSEE IN AN AMOUNT EXCEEDING THE AGGREGATE OF ALL ROYALITES ACTUALLY PAID BY THE LICENSEE TO THE LICENSOR UNDER THIS AGREEMENT DURING THE 12 MONTH PERIOD PRIOR TO THE DATE OF ANY CLAIM BY THE LICENSEE BUT SUCH AMOUNT SHALL NOT BE LESS THAN THE MINIMUM ROYALTIES.

7.       IMPROVEMENTS

7.1 All Licensor Improvements and all rights of the Licensee in and to the Licensee Improvements shall be the property of the Licensor. The Licensee shall cooperate fully with, and assist the Licensor in obtaining, at the Licensor's sole cost and expense, such patents, copyrights, trademarks and other intellectual property registrations with respect to such Improvements as the Licensor may reasonably request.

7.2 To the extent that the Licensor is not prohibited by law or by any obligation to any other person the Licensor shall promptly disclose to the Licensee in writing from time to time any Licensor Improvements , whether such Licensor Improvements are the result of research and development or otherwise, and shall, following a request for the same, provide to the Licensee such information and explanations as the Licensee shall reasonably require to be able effectively to utilise the same. The Licensor shall grant to Licensee a non-transferable, exclusive right and license under the rights protecting such Licensor Improvements to use market, distribute, sell, import and otherwise deal in the Products anywhere in the Territory on the terms of this Agreement or upon such terms as may be reasonably agreed between the parties acting in good faith.

7.3 To the extent that the Licensee is not prohibited by law or by any obligation to any other person the Licensee shall promptly disclose to the Licensor in writing from time to time any Licensee Improvements, whether such Licensee Improvements are the result of research and development or otherwise, and shall, following a request for the same provide to the Licensor such information and explanations as the Licensor shall reasonably require to be able effectively to utilise the same. The Licensee hereby assigns and transfers to the Licensor all of the Licensee's right, title and interest in and to any and all such Licensee Improvements without the payment of any further compensation to the Licensee. The Licensor shall grant to Licensee a non-transferable, exclusive right and license under the rights protecting such Licensee Improvements to use market, distribute, sell, import and otherwise deal in the Products anywhere in the Territory on the terms of this Agreement or upon such terms as may be reasonably agreed between the parties acting in good faith.

7.4 Such information as is provided by the Licensee or Licensor under the provisions of this Clause shall be subject to the provisions of Confidentiality of Clause 9.

8.       INSURANCE

8.1 During the term of this Agreement, the Licensee shall maintain comprehensive general public liability insurance, including blanket contractual liability and personal injury liability endorsements, against claims for product liability and such other claims as are contemplated herein in an amount of not less than $2,000,000 combined single limit per occurrence.

9.       CONFIDENTIALITY

9.1 Each party undertakes with the other that it shall keep and it shall procure that its respective directors and employees keep secret and confidential the terms of this Agreement and all technical or other information which has been communicated to it by the other under or in respect of this Agreement or acquired from the other as a result of this Agreement and shall not disclose the same or any part of the same to any person whatsoever other than (in the case of the Licensee) to its sub-licensees and its agents and to those of its directors or employees directly or indirectly concerned in the use or Supply of the Licensed Products PROVIDED THAT before any such disclosure takes place the Licensee shall instruct such persons as to the confidential nature of such information.

9.2 The provisions of clauses 9.1 shall not apply to any information which the Licensor or the Licensee (as the case may be):

         (i) can prove to have been in its possession (other than under an obligation of confidence to the other or to a third party) at the date of receipt or which becomes public knowledge otherwise than through a breach of any obligation of confidentiality owed to the party communicating such information to the other; or

         (ii) is necessarily disclosed in the course of marketing of or sales of or the servicing or repair of the Products; or

         (iii) is necessary disclosed under a legal obligation.

9.3 The provisions of this Clause 9 shall remain in force after the expiry or earlier determination of this Agreement.

10.      TERM AND TERMINATION

10.1 The term of this Agreement shall commence on the Commencement Date and shall continue until the expiration of the last patent included within the defined term "Patents" unless earlier terminated in accordance with the following provisions of this Section.

10.2     If either party:

         (a) is in breach of any of its obligations hereunder and, in the case of a breach capable of remedy, such breaching party shall not have remedied such breach within 30 days of its receipt of written notice specifying the breach and requiring its remedy, or

         (b) becomes insolvent, files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding (or the equivalent in the Territory), or an involuntary petition in bankruptcy (or the equivalent in the Territory) is filed against it, which petition is not dismissed within 30 days after the filing thereof, or it becomes insolvent or makes an assignment for the benefit of its creditors, or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, or it has an order made or resolution passed for it to be wound up (otherwise than in furtherance of a scheme for amalgamation or reconstruction);

         then, in any such event, the other party, or in the case of breach the party not in breach of the obligation or condition, may forthwith terminate this Agreement by written notice without prejudice to the accrued rights of either party by at or upto the date of termination.

11.      EFFECT OF TERMINATION

11.1 Upon any expiration or termination of this Agreement, the parties shall cooperate to effect an orderly termination of their relationship, all of the rights granted to the Licensee hereunder, including without limitation the right and license to use, market, advertise, sell, import and distribute Products, shall immediately terminate, and the Licensee shall immediately cease marketing and distributing the Products. Notwithstanding the foregoing, Licensee and its sub-licensees may complete all obligations under any agreement that has been entered into by them as of the date of expiration or termination, so long as no such obligation extends more than three months after the date of termination or expiration; provided, however, that all such transactions shall be subject to an accounting for and the payment of Royalties with respect to all Products delivered or sold under any such agreements, and subject to the other terms and conditions of this Agreement. Such accounting and payment shall be due and payable within 20 days after the last such delivery or sale is made.

11.2 Notwithstanding the foregoing, with respect to any expiration or termination of this Agreement other than by the Licensor under Section 10.2(a), Licensee and its sub-licensees shall have the right to market, distribute and sell any or all Products then in their possession or under their control (the "Remaining Inventory") to their customers, on a non-exclusive basis, for an additional period of three months (the "Sell-Off Period") from and after the date of expiration or termination. All of such transactions shall be subject to an accounting for and the payment of Royalties with respect to all Products delivered or sold during such Sell-Off Period, and subject to the other terms and conditions of this Agreement. Such accounting and payment shall be due and payable within 20 days after the last day of such Sell-Off Period.

11.3 Upon any expiration or termination of this Agreement, the Licensee shall offer to the Licensor at cost all stocks of Products and promotional and other literature relating thereto in its possession or control and shall provide the Licensor with all reasonable facilities to inspect the same.

11.4 In no event shall any expiration or termination of this Agreement excuse either party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available therefor, nor shall it excuse either party from making any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, Sections 3.8, 5.2, 5.3, 6.2, 6.3, 6.4, 9, 11 and 15 hereof shall survive any expiration or termination of this Agreement.

12.      FORCE MAJEURE

12.1 If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by an event of force majeure (as hereinafter defined), and if such party gives written notice thereof to the other party specifying the event constituting force majeure, together with such evidence as it can reasonably give and specifying the period for which it is estimated that such prevention or delay shall continue, then the party in question shall be excused from the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

12.2 For the purposes of this Agreement, an event of "force majeure" shall be deemed to be any cause affecting the performance of a party under this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of such party to perform and, without limiting the generality thereof, shall include the following:

         (a)      strikes, lock-outs or other industrial actions;

         (b) civil commotion, riot, invasion, war, threat of war or preparation for war;

         (c) fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster;

         (d) impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport; and

         (e) political or governmental interference with the normal operations of any party.

13.      GENERAL

13.1 Except as expressly provided herein, the Licensee may not assign, sublicense or otherwise transfer, in whole or in part, this Agreement or any of its rights or obligations hereunder, whether voluntarily, by operation of law or otherwise, without the prior written consent of the Licensor. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns.

13.2 No modification or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorized officers of both parties.

13.3 If any provision of this Agreement is agreed by the parties to be illegal, void or unenforceable under any law that is applicable hereto, or if any court of competent jurisdiction in a final decision so determines, this Agreement shall continue in force, except that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

13.4 The headings in this Agreement are for convenience only and are not intended to have any legal effect.

13.5 A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

13.6 The parties hereto shall execute and deliver all such other instruments and take all such other actions as any party may reasonably request from time to time, before or after the date hereof and without any further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement.

13.7 The Licensee shall not issue or release, directly or indirectly, any press release, or other communication to or for the media or the public that pertains to this Agreement or the Patent (collectively, a "Press Release") unless the form and content of such Press Release have been approved by the Licensor, such approval not to be unreasonably withheld or delayed.

13.8 All rights and remedies conferred upon or reserved to the parties in this Agreement shall be cumulative and concurrent and shall be in addition to all other rights and remedies available to such parties at law or in equity or otherwise. Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by any party of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy by such party provided herein or available at law or in equity.

13.9 This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one Agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories hereto.

13.10 This Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

13.11 Unless the parties otherwise agree in writing, all monetary amounts set forth in this Agreement are expressed in, and all payments required to be made hereunder shall be made in, U.S. Dollars.


14.      NOTICES

14.1 All notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be deemed duly given if hand delivered against a signed receipt therefor, sent by certified or registered mail, return receipt requested, first class postage prepaid (air mail if international), sent by nationally recognized overnight delivery service, or sent by facsimile transmission in each case addressed to the party entitled to receive the same at the address of the party as set forth herein or to such other address as that party may have previously notified to the party giving notice as its address for such service. Notices shall be deemed received when the earliest of the following occurs:

         (a) Notices delivered by hand shall be deemed received the first working day following such delivery.

         (b) Notices which have been posted as above shall be deemed received on the second (fourth if international) working days following posting.

         (c) Notices sent by facsimile shall be deemed received upon receipt of a transmission report confirmation.

14.2 All notices documents communications and any other data to be provided under this Agreement shall be in the English language unless otherwise agreed.

15.      GOVERNING LAW AND DISPUTES

15.1 The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of Delaware and, to the extent appropriate, the federal laws of the United States of America, without reference to conflict of laws principles.

15.2 In the event that the parties are unable to resolve, within a reasonable time, any controversy, dispute or claim arising out of or relating to the Agreement, or its interpretation, application, performance, breach or termination, such parties agree to first discuss the dispute informally. In the event that such negotiation is not successful in achieving the resolution of the dispute, then such dispute shall be resolved by any party submitting such dispute to binding arbitration in Wilmington, Delaware, before a single arbitrator, if the parties are able to agree upon such a single arbitrator, or, in all other cases, a panel of three arbitrators (at least one of which must be knowledgeable in the interactive technology field ) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If three arbitrators are to be used, then each party shall appoint one arbitrator and the third arbitrator shall be chosen in good faith by the two arbitrators so appointed within ten (10) days after they are appointed. If such two arbitrators fail or are unable to select a third arbitrator within such time period, then the third arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrators shall have the right and authority to determine how their decision or award as to each issue and matter in dispute may be implemented or enforced. The arbitrators shall be required to produce a written opinion setting forth the reasons for the decision or award made. The decision of a majority of such arbitrators shall be binding and conclusive on the parties hereto. There shall be no appeal therefrom other than for bias, fraud or misconduct. Judgment upon any decision or award may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for equitable or injunctive relief, although subject to mediation as provided herein, shall not be subject to arbitration. The results of such arbitration shall be kept confidential by the parties, unless the parties otherwise agree in writing.

15.3 The parties consent to the jurisdiction and venue of any court of general jurisdiction of any state or federal court in either Newcastle County, Delaware, and more particularly agrees to jurisdiction and venue in the United States District Court for the District of Delaware, and further agrees that the mailing to the address contained herein by certified or registered mail of any process shall constitute lawful and valid process. Licensee further agrees that it shall bring any legal proceedings arising out of this Agreement only in the United States District Court for the District of Delaware. Licensor agrees to accept service lawfully issued by any such court.




IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   SCHEDULE A
                                   ----------

The Licensor has made the Licensee aware of the details of a prior relationship between Mr Jerry Pierson, then doing business as Paragon Controls and Mr Ben Everidge and a company Mr Everidge operated called Spacemark, Inc. The Licensor has not wilfully concealed any information in relation to that relationship and has provided all material information in relation to that relationship to the Licensee (save for information which the Licensor, acting reasonably, considers to be immaterial).

ATTEST:                                            DISKXPRESS US, INC.





By: /s/ Edward S. Leonard                          By: /s/ Michael Feit





Title: Assistant Secretary                         Title: President









ATTEST:                                            DXP US, INC.





By: /s/ Edward S. Leonard                          By:  /s/ Michael Feit





Title: Assistant Secretary                         Title: President

10.6 Supply Agreement dated April 7, 2000, between Ingman Limited, IQROM Limited (formerly DXP New Media Services Limited) and DXP US, Inc.

                       DATED            7 April          2000





                               INGMAN LIMITED (1)



                                       And


                                IQROM LIMITED (2)


                                       And


                                   DXP US, INC









                                SUPPLY AGREEMENT

                                   Relating to

                                CD BUSINESS CARDS









                                Hammond Suddards

                                  Trinity Court
                              16 John Dalton Street
                                   Manchester
                                     M60 8HS

                               Tel: 0161 830 5000
                               Fax: 0161 830 5001
                                   Ref: AXW/CH

                                    CONTENTS
                                    --------



1.       DEFINITIONS..........................................................25

2.       SUPPLY ..............................................................26

3.       PAYMENT .............................................................27

4.       SPECIFICATION OF THE PRODUCTS........................................27

5.       MANUFACTURE AND DELIVERY OF THE PRODUCTS.............................27

6.       PRICE OF PRODUCTS....................................................28

7.       FORCE MAJEURE........................................................28

8.       DURATION AND TERMINATION.............................................28

9.       NATURE OF AGREEMENT..................................................29

10.      NOTICES AND SERVICE..................................................30

                  Schedule ...................................................31

                           Discounts..........................................31

THIS AGREEMENT is made the 7th day of April 2000

BETWEEN:

(1) INGMAN LIMITED (Company No. 2727317), trading as Diskxpress, whose registered office is situated at Seven Willow Court, Bourton Industrial Park, Bourton-on-the-Water, Gloucestershire GL54 2HQ (the "Supplier").

(2) IQROM LIMITED (Company No. 03732349), formerly DXP New Media Services Limited, whose registered office is situated at 7 Willow Court, Bourton Industrial Park, Bourton-on-the-Water, Gloucestershire GL54 2HQ ("IQROM");

(3) DXP US, INC, a Delaware corporation, c/o 30 Old Rudnick Lane, Dover, Delaware 19901, USA ("DXP US").

WHEREAS:

(A) IQROM is a developer and provider of CD Business Cards (as defined below).

(B) DXP US, the holding company of IQROM , is a developer and provider of CD Business Cards (as defined below) to the US market.

(C) The Supplier is a manufacturer and supplier of CD-Roms and products based on CD-Rom technology and is willing to supply IQROM and DXP US with their respective entire requirements for CD Business Cards.

NOW IT IS HEREBY AGREED as follows:

2. DEFINITIONS

         (a) In this Agreement unless the context otherwise requires:

         "CD Business Card" means a storage product whose physical size is similar to a business card measuring up to 3.5" by 2.5" manufactured utilising CD technology and/or DVD technology;

         "Commencement Date" means the date of signature of this Agreement;

         "Customer" means DXP US and IQROM and any Group Company of either company who places an order for CD Business Cards under this Agreement;

         "Group Company" means, in relation to any company, that company and any holding company or subsidiary of that company, save that references to Group Companies of DXP US shall exclude IQROM and references to Group Companies of IQROM shall exclude DXP US;

         "OEM Smart Card Agreement" means an agreement entitled "OEM CD Smart Card Agreement" entered into between iOra Limited and IQROM on 29 June 1999 which was amended by letter agreement between iOra Limited and DXP dated 8 October 1999 and Supplemental Agreement between iOra Limited and DXP dated April 2000;

         "Patent Licence" means the patent licence relating to US patent no 5982736;

         "Quarter" means the period of 3 months commencing on 1 April, 1 July, 1 October, 1 January and any shorter period commencing on a day following the end of a Quarter and ending on the termination of this Agreement; and "Quarterly" has a corresponding meaning; the first Quarter shall commence on the Commencement Date and shall expire on 31 March 2000;

         "Specification" means the specification for the CD Business Cards agreed in writing between the parties from time to time which shall be a reasonable manufacturing standard for production of CD Business Cards;

         "Third Party CD Replicator" means any company who manufactures and supplies CD Roms;

         "Year" means any year of this Agreement commencing on 1 July. The first year shall be deemed to expire on 30 June 2000.

3. SUPPLY

     (a) During the term of this Agreement the Supplier shall supply IQROM ( and its Group Companies) and DXP US ( and its Group Companies) with all of their respective requirements for CD Business Cards in such quantities of the Products as may be ordered by such Customers from time to time pursuant to this Agreement.

     (b) Subject to the provisions of this Agreement, IQROM ( and its Group Companies) agree to purchase all of their requirements for CD Business Cards from the Supplier.

     (c) Subject to the provisions of this Agreement, DXP US ( and its Group Companies) agree to purchase all of their requirements for CD Business Cards from the Supplier.

     (d) Subject to the provisions of this Agreement, the Supplier agrees not during this Agreement to supply any third party with CD Business Cards for distribution to the US market save that it may supply CD Business Cards to Third Party CD Replicators.

     (e) Subject to the provisions of this Agreement, the Supplier agrees not during this Agreement to supply any third party with CD Business Cards for distribution outside the US save that it may supply CD Business Cards to Third Party CD Replicators.

     (f) Orders for the Products shall be given by the Customer to the Supplier in writing or, if given orally, shall be confirmed by the Customer in writing no more than 3 business days after the order is given by the Customer.

     (g) The Customer shall notify the Supplier in writing of:

     (i) its estimated orders of CD Business Cards for each Year, within 2 months prior to the commencement of that Year;

     (ii) its estimated orders for CD Business Cards for each Quarter, within 2 weeks prior to that Quarter.

     (h) In the event that the Supplier is unable or unwilling to fulfil orders placed by either IQROM or DXP US ( or their Group Companies) in accordance with this Agreement (whether as to quality, quantity or as to the time of delivery), the party placing the order (that is, IQROM or DXP US or one of their Group Companies) shall be entitled to obtain from an alternative supplier such quantity of the Products as the Supplier has been unable to supply.

     (i) The Supplier shall be entitled to supply CD Business Cards to third parties where it has excess capacity to produce and supply Business Cards after supplying the requirements of DXP US and IQROM ( and their Group Companies) provided that in relation to third parties in the US, the Supplier has offered to supply such third parties through DXP US, and in relation to third parties outside the US, the Supplier has offered to supply such excess capacity third parties through IQROM (in both cases at a mark up of 15 per cent on the standard discounted prices).

4. PAYMENT

     (a) All sales of CD Business Cards pursuant to this Agreement shall be subject to the standard terms and conditions of sale of the Supplier from time to time, except to the extent that:

         (i) any provision of those terms and conditions of sale is inconsistent with any provision of this Agreement, in which event the latter shall prevail; or

         (ii) the Supplier and the Customer agree in writing to vary those terms and conditions of sale.

5. SPECIFICATION OF THE PRODUCTS

     (a) All CD Business Cards sold by the Supplier to the Customer pursuant to this Agreement shall conform in all respects to the Specification.

     (b) The Supplier shall consult with IQROM and DXP US from time to time during the continuance of this Agreement in order to ensure that the Specification of CD Business Cards to be sold by the Supplier is acceptable to both parties.

6. MANUFACTURE AND DELIVERY OF THE PRODUCTS

     (a) The Supplier shall use all reasonable endeavours to manufacture and maintain sufficient stocks of CD Business Cards to fulfil its obligations under this Agreement.

     (b) The Supplier shall use all reasonable endeavours to deliver each of the Customer's orders for CD Business Cards on the date specified in the order, but the time of delivery shall not be of the essence and if, despite those endeavours, the Supplier is unable for any reason to fulfil any delivery of the Products on the specified date, the Supplier shall not be deemed to be in breach of this Agreement or have any liability to the Customer unless and until the Customer has given 3 days' written notice to the Supplier requiring the delivery to be made and the Supplier has not fulfilled the delivery within that period.

     (c) Delivery of the CD Business Cards shall take place at the Supplier's premises but the Supplier shall at the Customer's request arrange for suitable transport to the Customer's premises at (or such other premises as the Customer may notify to the Supplier from time to time) and arrange insurance therefor, in which case the costs of transport and insurance shall be borne by the Customer.

     (d) Risk in and responsibility for the Products shall pass to the Customer once they are loaded on to transport at the Supplier's premises.

7. Price of products

     (a) Subject to the following provisions of this clause, the price for the CD Business Cards shall be the Supplier's standard prices from time to time subject to the discounts set out in the Schedule but shall not exceed the market price for products with the same functionality and specification

     (b) The price for the CD Business Cards shall be exclusive of:

         (i) any costs of packaging, carriage and insurance of the Products; and

         (ii) any value added tax or other applicable sales tax or duty, which shall be added to the sum in question.

8. FORCE MAJEURE

     (a) If either party is affected by an event beyond its control ("Force Majeure") it shall promptly notify the other party of the nature and extent of the circumstances in question.

     (b) Notwithstanding any other provision of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

     (c) If at any time the Supplier claims Force Majeure in respect of its obligations under this Agreement with regard to the supply of CD Business Cards, the Customer shall be entitled to obtain from any other person such quantity of CD Business Cards as the Supplier is unable to supply, and that quantity shall be deemed for the purposes only of Clause 2.2 and 2.3 (whichever is relevant) to have been purchased from the Supplier.

9. DURATION AND TERMINATION

     (a) This Agreement shall come into force on the date of signature and, subject to the following provisions of this clause 8, shall continue in force for a period of 10 (ten) years and thereafter unless or until terminated by either party giving to the other party at any time not less than 3 months' written notice to expire on or at any time after the end of that period.

     (b) Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

          (i) that other party commits any continuing or material breach of any of the provisions of this Agreement and, in the case of such a breach which is capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

          (ii) an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

          (iii) that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

          (iv) that other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from the reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this Agreement); or

          (v) that other party ceases, or threatens to cease, to carry on business.

     (c) For the purpose of clause 8.2(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

     (d) Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

     (e) The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

     (f) Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.

10. NATURE OF AGREEMENT

     (a) The Supplier shall be entitled to sub-contract any of the obligations under this Agreement to any third party which it considers to have the necessary expertise.

     (b) The Supplier shall be entitled to sub-contract any of the obligations under this Agreement to any third party which it considers to have the necessary expertise.

     (c) Nothing in this Agreement shall create, or be deemed to create, a partnership between the parties.

     (d) This Agreement contains the entire agreement between the parties with respect to its subject matter, supersedes all previous agreements and understandings between the parties, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

     (e) Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of or rely on any representation, warranty or other provision except as expressly provided in this Agreement, and accordingly all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

     (f) If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid.

     (g) This Agreement shall be governed by and construed in all respects in accordance with the laws of England, and the Customer agrees to submit to the non-exclusive jurisdiction of the English courts.

11.  NOTICES AND SERVICE

     (a) Any notice or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent (by first class pre-paid post, telex, cable, facsimile transmission or comparable means of communication) to the other party at the address referred to above.

     (b) Any notice or other information given by post under clause 10.1 which is not returned to the sender as undelivered shall be deemed to have been given on the 5th day after the envelope containing the same was so posted; and proof that the envelope containing any such notice or information was properly addressed, and sent by first class, pre-paid post, and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

     (c) Any notice or other information sent by telex, cable, facsimile transmission or comparable means of communication shall be deemed to have been duly sent on the date of transmission, provided that a confirming copy thereof is sent by first class pre-paid post to the other party at the address referred to above within 24 hours after transmission.

     (d) Service of any legal proceedings concerning or arising out of this Agreement shall be effected by causing the same to be delivered to the company secretary of the party to be served at its registered office, or to such other address as may be notified by the party concerned in writing from time to time.

EXECUTED under hand in two originals the day and year first before written.

                                    SCHEDULE

                                    Discounts

25% discount on the published price list issued from time to time.
------------------------------------------------------------------

SIGNED by the duly authorised representatives of the parties:



SIGNED for and on behalf of

INGMAN LIMITED by

in the presence of:                /s/  Tom Elek



Signature         /s/ P.M. King



Title             Personal Assistant



Witness           P.M. King





SIGNED for and on behalf of

IQROM LIMITED by TOM ELEK

in the presence of:                /s/ Tom Elek



Signature           /s/ P.M. King



Title              Personal Assistant



Witness            P.M. King

SIGNED for and on behalf of

DXP US, INC by Michael Feit

in the presence of:  Joy Greene



Signature           /s/  Michael Feit



Title               President



Witness             Joy Greene